Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Renewal of its Credit Facility

Menlo Park, Calif., January 28, 2016 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced it has renewed its existing $200 million revolving credit facility (“Credit Facility”). In addition to extending the revolving period of the Credit Facility from February 21, 2016 to February 21, 2018 and the maturity date of the Credit Facility from February 21, 2017 to February 21, 2019, the renewal also included reducing the applicable margin above the base rates specified in the Credit Facility during the revolving period from 3.50% to 3.00%. Deutsche Bank AG, New York Branch serves as administrative agent and as a lender together with KeyBank National Association, EverBank Commercial Lender Finance, Inc., and AloStar Bank of Commerce.

“We appreciate the continued support of our lenders. This renewal adds to our financial strength and flexibility and will help us take advantage of the attractive opportunities we are seeing in the venture lending market,” said Harold Zagunis, chief financial officer of the Company. “In addition, the reduced interest rate, combined with the lack of a LIBOR floor provision, will further benefit our shareholders as it reduces our cost of debt capital.”

About TriplePoint Venture Growth BDC Corp.

The Company, the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. It was formed to expand the venture growth stage business segment of TriplePoint Capital LLC. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com